UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. ______ )

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AMERICA’S CAR-MART, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AMERICA’S CAR-MART, INC.

802 Southeast Plaza Ave., Suite 200

Bentonville, Arkansas 72712

Notice of Annual Meeting of Stockholders

To be held August 2, 2017

To the holders of common stock of America’s Car-Mart, Inc.:

Notice is hereby given that the annual meeting of stockholders of America’s Car-Mart, Inc., a Texas corporation, will be held at the Company’s principal executive office, 802 Southeast Plaza Avenue, Suite 200, Bentonville, Arkansas 72712, on Wednesday, August 2, 2017 at 10:00 a.m., local time, for the following purposes:

(1)	To elect seven directors to serve until the next annual meeting of stockholders and until their successors have been elected and qualified;

(2)	To consider and approve an advisory resolution regarding the Company’s compensation of its named executive officers;

(3)	To consider and act upon an advisory vote to determine the frequency with which stockholders will consider and approve an advisory vote on the Company’s compensation of its named executive officers;

(4)	To ratify the selection of Grant Thornton LLP as the independent registered public accounting firm for the fiscal year ending April 30, 2018;

(5)	To conduct such other business as may properly come before the meeting or any adjournments or postponements thereof.

These items of business are more fully described in the proxy statement accompanying this notice.

Only stockholders of record as of the close of business on June 9, 2017 will be entitled to notice of and to vote at the annual meeting of stockholders or any adjournment or postponement thereof.

Very truly yours,
/s/ William H. Henderson
William H. Henderson Chief Executive Officer

June 14, 2017

Your vote is important. Whether or not you plan to attend the meeting in person, you are urged to vote as promptly as possible by the Internet. If you request a printed copy of the proxy materials, you may complete and mail the proxy you will receive in response to your request or you may vote by the Internet. If you attend the meeting and wish to change your vote, you may do so by voting in person at the meeting.

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AMERICA’S CAR-MART, INC.

802 Southeast Plaza Ave., Suite 200

Bentonville, Arkansas 72712

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD

AUGUST 2, 2017

PROXY STATEMENT

Unless the context indicates otherwise, all references in this proxy statement to "we," "us," "our" and "the Company" refer to America’s Car-Mart, Inc. and its subsidiaries.

INFORMATION ABOUT THE ANNUAL MEETING

This proxy statement, which is first being mailed to stockholders on or about June 19, 2017, is furnished in connection with the solicitation of proxies by and on behalf of our board of directors for use at the annual meeting of stockholders to be held at the Company’s principal executive office, 802 Southeast Plaza Avenue, Suite 200, Bentonville, Arkansas 72712, on Wednesday, August 2, 2017 at 10:00 a.m., local time, and at any or all adjournments or postponements thereof. To receive directions to the annual meeting, please call (479) 464-9944. The address of our principal executive offices is 802 Southeast Plaza Ave., Suite 200, Bentonville, Arkansas 72712, and our telephone number is (479) 464-9944.

Stockholders of record can vote on the Internet, by mail or by attending the annual meeting and voting by ballot as described below. On or about June 19, 2017, we will mail a Notice of Internet Availability of Proxy Materials to our stockholders advising them that they can access this proxy statement, the 2017 Annual Report and voting instructions over the Internet at www.onlineproxyvote.com/CRMT. You may then access these materials and vote your shares over the Internet. Please keep the notice for your reference through the meeting date.

Alternatively, you may request that a printed copy of the proxy materials be mailed to you for this meeting. If you want to receive a paper copy of the proxy materials, you may request one by calling the Company’s transfer agent, Securities Transfer Corporation, toll-free at 1-844-230-4626, or by sending an email to car-mart@stctransfer.com with “Proxy Materials Order” in the subject line and in the body of the message include your full name, address, and request. There is no charge to you for requesting a copy. Please make your request for a copy on or before July 19, 2017, to facilitate timely delivery. If you request a paper copy of the proxy materials, you may vote by mail by completing and returning the proxy card you will receive in response to your request or you may vote by the Internet.

We encourage you to vote your shares through our Internet voting option. You can vote on the Internet by following the instructions in the notice that was mailed to you. Easy-to-follow prompts allow you to vote your shares and confirm that your instructions have been properly recorded. The Internet voting procedures are designed to authenticate stockholders by use of a control number and to allow you to confirm that your instructions have been properly recorded. Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 8:30 a.m. Central time on August 2, 2017. If you vote on the Internet, you do not need to return your proxy card.

Please note: If you are a beneficial owner of shares held in the name of a bank, broker or other holder, please refer to the Notice of Internet Availability of Proxy Materials that was mailed to you by your bank, broker or other holder of record to see which voting options are available to you and for instructions on how to vote your shares and how to request a printed copy of the proxy materials.

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If you request a paper copy of the proxy materials and choose to vote by mail, please complete, sign, date and promptly return the accompanying proxy card in the enclosed addressed envelope that will be provided to you in response to your request, even if you plan to attend the annual meeting. Postage need not be affixed to the envelope if mailed within the United States. The immediate return of your proxy card will be of great assistance in preparing for the annual meeting and is, therefore, urgently requested. If you attend the annual meeting and vote in person, your proxy card will not be used.

If you plan to attend the Annual Meeting, we would appreciate it if you would notify our Investor Relations Manager by telephone at (479) 464-9944 or by e-mail at mandy.french@car-mart.com. This will assist us with meeting preparations. You also can obtain directions to the meeting by calling this number. Please bring the Notice of Internet Availability of Proxy Materials with you for admission to the meeting.

Any person giving a proxy pursuant to this proxy statement may revoke it at any time before it is exercised at the annual meeting of stockholders by notifying, in writing, our Secretary at the address above prior to the annual meeting date. In addition, if the person executing the proxy is present at the annual meeting, he or she may, but need not, revoke the proxy by notice of such revocation to our Secretary at the annual meeting, and vote his or her shares in person. Proxies in the form provided, if duly signed or authenticated electronically and received in time for voting, and not so revoked, will be voted at the annual meeting in accordance with the instructions specified thereon. Where no choice is specified, proxies will be voted “FOR” the election of the nominees for director named in the proxy statement; “FOR” the resolution approving the Company’s compensation of its named executive officers; for the option of “EVERY YEAR” as the preferred frequency for future stockholder advisory votes on the Company’s executive compensation; “FOR” the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm; and, on any other matters presented for a vote, in accordance with the judgment of the persons acting under the proxies.

Only stockholders of record at the close of business on June 9, 2017 will be entitled to notice of and to vote at the annual meeting and any adjournments or postponements thereof. Each share of our common stock issued and outstanding on such record date is entitled to one vote. As of June 9, 2017, we had 7,566,469 shares of common stock outstanding.

The presence at the annual meeting of the holders of a majority of the shares of our common stock issued and outstanding and entitled to vote as of the record date is necessary to constitute a quorum. Stockholders will be counted as present at the annual meeting if they are present in person at the annual meeting or if they have properly submitted a proxy card. In accordance with the bylaws of the Company, each director shall be elected by a majority of the votes cast with respect to that director at the annual meeting. However, if the number of nominees is greater than the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at the annual meeting. The proposals regarding the advisory vote to approve the Company’s executive compensation and the ratification of Grant Thornton LLP as our independent registered public accounting firm require the affirmative vote of the holders of a majority of the shares entitled to vote on, and that vote for or against or expressly abstain with respect to, the proposals. For the proposal regarding the frequency of future stockholder advisory votes on executive compensation, the frequency option (whether every one, two or three years) receiving the highest number of votes cast by stockholders will be considered the frequency recommended by the stockholders for future advisory votes on executive compensation.

Any abstaining votes and broker “non-votes” will be counted as present and entitled to vote, and therefore will be included for purposes of determining whether a quorum is present at the annual meeting. For the election of directors, abstentions and broker “non-votes” will not be deemed to be “votes cast.” For each other proposal, abstentions will be treated as “votes cast,” but broker “non-votes” will not be deemed to be “votes cast.” As a result, broker “non-votes” will not be included in the tabulation of the voting results on the election of directors and the other proposals presented in this proxy statement, and therefore will not have any effect on such votes. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Abstentions will not be included in the tabulation of the voting results on the election of directors and the frequency of the advisory vote on executive compensation, and therefore will not have any effect on such vote, but will have the same effect as a vote against the proposals regarding the advisory vote on executive compensation and the ratification of Grant Thornton LLP as our independent registered public accounting firm.

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The Dodd-Frank Wall Street Reform and Consumer Protection Act, referred to in this proxy statement as the Dodd-Frank Act, directed national securities exchanges to prohibit broker discretionary voting of uninstructed shares held in “street name” (through a broker or nominee) for the election of directors, executive compensation and certain other matters. Under current stock exchange rules, broker discretionary voting is not permitted for the election of directors and executive compensation matters. Therefore, if you hold shares through a broker or other nominee and you do not give your broker or nominee specific instructions, including regarding the election of directors and the advisory votes on our executive compensation and the frequency of future advisory votes on our executive compensation, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval.

We will bear the entire cost of the proxy solicitation, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional materials furnished to stockholders. Individual stockholders of record will receive copies of the proxy solicitation materials even if they share the same mailing address. Copies of proxy solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others to forward to such beneficial owners. In addition, we may reimburse such persons for their cost of forwarding the solicitation materials to such beneficial owners. Solicitation of proxies by mail may be supplemented by one or more of telephone, e-mail, facsimile or personal solicitation by our directors, officers or regular employees. No additional compensation will be paid for such services. We have not engaged, and do not plan to engage, the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. Our costs for such services, if any, will not be material.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of June 9, 2017 with respect to ownership of our outstanding common stock by (i) all persons known to us to beneficially own more than five percent of our outstanding common stock, (ii) each of our directors and nominees for director, (iii) each of our named executive officers, and (iv) all directors and executive officers as a group.

Name of Beneficial Owner	Number of Shares Beneficially owned(1)		Percent of Shares Outstanding
Invesco Ltd.	980,551	(2)	13.0%
Magnolia Capital Fund, LP	822,562	(3)	10.9%
Bares Capital Management, Inc.	793,145	(4)	10.5%
BlackRock, Inc.	591,063	(5)	7.8%
Dimensional Fund Advisors LP	514,885	(6)	6.8%
Yacktman Asset Management LP	464,926	(7)	6.1%
William H. Henderson	312,440	(8)	4.0%
Daniel J. Englander	230,479	(9)	3.0%
Jeffrey A. Williams	183,884	(10)	2.4%
Eddie L. Hight	152,460	(11)	2.0%
Robert Cameron Smith	43,650	(12)	*
Jim von Gremp	20,000	(13)	*
Kenny Gunderman	15,000	(14)	*
Ray C. Dillon (15)	750		*
All directors and executive officers as a group (8 persons)	958,663	(16)	11.7%

_________________________________

*	Less than 1% of outstanding shares.

(1)	"Beneficial ownership" includes shares for which an individual, directly or indirectly, has or shares voting or investment power, or both, and also includes options that are exercisable within 60 days of June 9, 2017. Unless otherwise indicated, all of the listed persons have sole voting and investment power over the shares listed opposite their names. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, referred to in this proxy statement as the Exchange Act. Pursuant to the rules of the Securities and Exchange Commission, referred to in this proxy statement as the SEC, certain shares of our common stock that a beneficial owner has the right to acquire within 60 days pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the percentage ownership of such owner, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Applicable percentages are based on 7,566,469 shares of the Company’s common stock outstanding on June 9, 2017, adjusted as required by rules promulgated by the SEC.

(2)	Based on a Schedule 13G/A filed with the SEC on February 7, 2017 by Invesco Ltd. with an address of 1555 Peachtree Street NW, Atlanta, GA 30309. The reporting person reported beneficial ownership of 980,551 shares for which it has sole voting power and sole dispositive power over 980,551 shares. We make no representation as to the accuracy or completeness of the information reported.

(3)	Based on a Schedule 13G/A filed with the SEC on April 18, 2017 by Magnolia Capital Fund, LP, Magnolia Group, LLC and Adam K. Peterson, each with an address of 1411 Harney Street, Suite 200, Omaha, Nebraska 68102. The reporting persons reported beneficial ownership of 797,955 shares for which each has sole voting power and sole dispositive power over zero shares and shared voting power and shared dispositive power over 797,955 shares. The reporting person filed a Form 4 with the SEC on June 2, 2017 that reported the purchase of an additional 24,607 shares. We make no representation as to the accuracy or completeness of the information reported.

(4)	Based on a Schedule 13G/A filed with the SEC on February 14, 2017 by Bares Capital Management, Inc. and Brian Bares, each with an address of 12600 Hill Country Blvd, Suite R-230, Austin, TX 78738. The reporting persons reported beneficial ownership of 793,145 shares for which Bares Capital Management, Inc. has sole voting power and sole dispositive power over zero shares, Brian Bares has sole voting power and sole dispositive power over 312 shares, and each has shared voting power and shared dispositive power over 792,833 shares. We make no representation as to the accuracy or completeness of the information reported.

(5)	Based on a Schedule 13G/A filed with the SEC on January 19, 2017 by BlackRock, Inc. with an address of 55 East 52nd Street, New York, NY 10055. The reporting person reported beneficial ownership of 591,063 shares for which it has sole voting power over 576,694 shares and sole dispositive power over 591,063 shares. We make no representation as to the accuracy or completeness of the information reported.

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(6)	Based on a Schedule 13G filed with the SEC on February 9, 2017 by Dimensional Fund Advisors LP with an address of Building One, 6300 Bee Cave Road, Austin, Texas 78746. The reporting person reported beneficial ownership of 514,885 shares for which it has sole voting power over 485,758 shares and sole dispositive power over 514,885 shares. We make no representation as to the accuracy or completeness of the information reported.
(7)	Based on a Schedule 13G filed with the SEC on February 1, 2017 by Yacktman Asset Management LP with an address of 6300 Bridgepoint Parkway, Building One, Suite 500, Austin, Texas 78730. The reporting person reported beneficial ownership of 464,926 shares for which it has sole voting power over 464,926 shares and sole dispositive power over 464,926 shares. We make no representation as to the accuracy or completeness of the information reported.
(8)	Includes 224,000 shares which Mr. Henderson has the right to acquire within 60 days of June 9, 2017 upon exercise of outstanding stock options, 1,874 shares held in the Company’s Employee Stock Purchase Plan and 750 shares held as custodian for minor children.

(9)	Includes 155,165 shares held by Ursula Capital Partners of which Mr. Englander is the sole general partner and 45,000 shares which Mr. Englander has the right to acquire within 60 days of June 9, 2017 upon exercise of outstanding stock options. Mr. Englander disclaims beneficial ownership of the shares held by Ursula Capital Partners except to the extent of his pecuniary interest therein.
(10)	Includes 147,000 shares which Mr. Williams has the right to acquire within 60 days of June 9, 2017 upon exercise of outstanding stock options, 2,014 shares held in the Company’s Employee Stock Purchase Plan, 2,434 shares held in the Company’s 401(k) Plan and 19,835 shares pledged as security.
(11)	Includes 125,000 shares which Mr. Hight has the right to acquire within 60 days of June 9, 2017 upon exercise of outstanding stock options and 90 shares held as custodian for minor children.

(12)	Includes 37,500 shares which Mr. Smith has the right to acquire within 60 days of June 9, 2017 upon exercise of outstanding stock options.
(13)	Includes 5,000 shares which Mr. von Gremp has the right to acquire within 60 days of June 9, 2017 upon exercise of outstanding stock options and 15,000 shares held in a family trust, of which Mr. von Gremp and his wife are co-trustees. Mr. von Gremp and his wife share voting and investment power over the shares held by the trust.
(14)	Includes 15,000 shares which Mr. Gunderman has the right to acquire within 60 days of June 9, 2017 upon exercise of outstanding stock options.
(15)	Mr. Dillon is a nominee for director and is not currently serving as a director of the Company.
(16)	Includes 598,500 shares which all current executive officers and directors in the aggregate have the right to acquire within 60 days of June 9, 2017 upon exercise of outstanding options.

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PROPOSAL NO. 1

ELECTION OF DIRECTORS

Pursuant to our bylaws, our board of directors has set the number of directors for the ensuing year at seven, all of whom are proposed to be elected at the annual meeting of stockholders. Kenny Gunderman has announced that he will retire from our board of directors effective as of the 2017 Annual Meeting when his current term expires. The board of directors has recommended nominee Ray C. Dillon to fill this position. Because the board of directors has named only seven nominees in this proxy statement, proxies cannot be voted for greater than seven director candidates at the 2017 Annual Meeting.

In the event any nominee is unable or declines to serve as a director at the time of the annual meeting, the persons named as proxies therein will have discretionary authority to vote the proxies for the election of such person or persons as may be nominated in substitution by the present board of directors, upon the recommendation of the nominating committee of the board of directors. Management knows of no current circumstances that would render any nominee named herein unable to accept nomination for election.

In accordance with the bylaws of the Company, each director shall be elected by a majority of the votes cast with respect to that director at the annual meeting. However, if the number of nominees is greater than the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at the annual meeting.

Members of our board of directors are elected annually to serve until the next annual meeting and until their successors are elected and qualified. The following persons have been nominated for election to our board of directors:

Ray C. Dillon, age 61, has not previously served as director for the Company. Mr. Dillon was the President, Chief Executive Officer and a director of Deltic Timber Corporation (NYSE: DEL) from July 2003 until his retirement in October 2016. Mr. Dillon has over 40 years of experience in the paper and forest products industry. Prior to joining Deltic Timber, Mr. Dillon served in various executive positions with Gaylord Container Corporation from 1994 through mid-2003, including Executive Vice President from 2000 through mid-2003, Vice President Primary Products from 1997 through 2000, and Vice President Mill Operations from 1994 through 1997. Mr. Dillon graduated from Mississippi State University where he received a B.S. in Chemical Engineering. He also holds a Master of Business Administration degree from the University of Chicago. Mr. Dillon’s public company executive experience and operational and strategic expertise qualifies him to serve on the Company’s board.

Daniel J. Englander, age 48, has served as a director since February 2007. Mr. Englander is the founder and currently the Managing Partner of Ursula Capital Partners, an investment management partnership founded in 2004. From January 2005 to June 2006, Mr. Englander was a partner of Prescott Securities, an investment fund, and from October 1994 to January 2005, he was employed by Allen & Company, an investment merchant bank, most recently as Managing Director. Mr. Englander is also currently on the board of directors of Copart, Inc. (NASDAQ: CPRT) and previously served as a director of Tivity Health, Inc. (formerly Healthways, Inc.) (NASDAQ: TVTY) for a portion of 2014. Mr. Englander’s qualifications to serve on the board include his financial and investment experience. He also brings operational and strategic expertise, as well as business development expertise, to the board.

William H. Henderson, age 53, has served as a director since September 2002. Mr. Henderson has also served as our Chief Executive Officer since October 2007 and as our President from May 2002 to March 2016. From 1999 until May 2002, Mr. Henderson served as Chief Operating Officer of our wholly owned operating subsidiary. From 1992 until 1998, Mr. Henderson served as General Manager of our wholly owned operating subsidiary. From 1987 until 1992, Mr. Henderson primarily held positions of District Manager and Regional Manager of our wholly owned operating subsidiary. Mr. Henderson’s qualifications to serve on the board include his more than 29 years of experience with our company and his in-depth knowledge of our company and its operations. In addition, Mr. Henderson provides significant industry experience and expertise to the board.

Eddie L. Hight, age 54, has served as director since October 2013. Mr. Hight served as Chief Operating Officer from May 2002 until his retirement in November 2013 and as Associate Development Manager until April 2015. From 1984 until May 2002, Mr. Hight held a number of positions at Car-Mart including Store Manager and Regional Manager. Mr. Hight’s qualifications to serve on the board include his more than 31 years of experience with our Company and his in-depth knowledge of our Company and its operations. In addition, Mr. Hight provides significant industry experience and expertise to the board.

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Robert Cameron Smith, age 66, has served as a director since December 2009. Mr. Smith is the founder and President of Cameron Smith & Associates, Inc., an executive recruiting firm located in Bentonville, Arkansas that he founded in 1994. He has over 20 years of experience in executive searching, beginning with Career Consultants in Southern California before starting his own agency in Los Angeles, California. He has become a leader in the retail supplier community, and is actively involved in efforts to enhance the technology, international trade opportunities and higher education resources available to world-class companies working in conjunction with major retailers. Mr. Smith’s qualifications to serve on the board include his recruiting and management selection expertise.

Jim von Gremp, age 67, has served as a director since December 2015. Mr. von Gremp is a real estate investor, communication consultant, and former Wal-Mart executive. While with Wal-Mart he served in various areas including accounting, auditing, treasury, employee benefits, training/development, and public/corporate affairs. He was a member of the Board of Trustees of the University of Arkansas System from March 2005 to March 2016, serving as Chairman in 2014 and has been a Board Member of Arvest Bank-Benton County since 2004. He served as a member of the Arkansas Department of Higher Education Coordinating Board. Mr. von Gremp was Chairman of the Arkansas Public Service Commission from 1999 to 2000, and served as Executive Director of Governmental Operations for the State of Arkansas, Governor's Office under Governor Mike Huckabee from 1996 to 1997, and represented Arkansas District 2 (Benton County) from 1993 to 1996 as a State Representative. He is a Certified Public Accountant-Retired. Mr. von Gremp’s qualifications to serve on the board include his financial and investment experience.

Jeffrey A. Williams, age 54, has served as President of the Company since March 2016, as Chief Financial Officer, Vice President Finance, and Secretary of the Company since October 2005, and as a director since August 2011. Mr. Williams is a Certified Public Accountant and prior to joining the Company, his experience included approximately seven years in public accounting with Arthur Andersen & Co. and Coopers and Lybrand LLC in Tulsa, Oklahoma and Dallas, Texas. His experience also includes approximately five years as Chief Financial Officer and Vice President of Operations of Wynco, LLC, a nationwide distributor of animal health products. Mr. Williams' qualifications to serve on the Board include his financial and operational experience.

The board of directors recommends a vote "FOR" each of the seven nominees to our board of directors.

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PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Act and Section 14A of the Exchange Act, the Company’s stockholders are entitled to vote to approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with SEC rules.

At the 2016 Annual Meeting, the stockholders approved (99.6% of votes cast), on an advisory basis, the compensation of the Company’s named executive officers. The Compensation Committee believes this level of stockholder support reflects a strong endorsement of the Company’s compensation policies and decisions. The Compensation Committee has considered the results of this advisory vote on executive compensation in determining the Company’s compensation policies and decisions for 2017, and has determined that these policies and decisions are appropriate and in the best interests of the Company and its stockholders at this time.

Accordingly, the board of directors is seeking the advisory vote of stockholders on the compensation of the Company’s Chief Executive Officer and Chief Financial Officer (collectively, our “named executive officers”) as disclosed in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers.

The Company’s named executive officers made and effectively managed the execution of key business and strategic decisions that helped the Company continue to navigate difficult competitive conditions. Despite these difficult conditions, in fiscal year 2017, the Company increased revenues by 3.5% to $588 million, and added only $10 million in debt while growing the receivable base by $29.6 million and repurchasing $20.5 million of the Company’s common stock. These accomplishments were especially significant given competitive pressures resulting from increases in the level of financing available to the sub-prime auto industry, leading to significant credit loss increases for the industry.

As discussed in our “Compensation Discussion and Analysis” below, we have designed our executive compensation program to attract and retain the highest quality executive officers, directly link pay to performance, and build value for our stockholders. The program provides total compensation opportunities at levels that are competitive in our industry, ties a significant portion of each executive’s compensation to his or her individual performance and contribution to achieving our business objectives, and closely aligns the interests of our executives with the interests of our stockholders. Accordingly, the board of directors encourages you to review carefully the Compensation Discussion and Analysis and the tabular and other disclosures on compensation under Executive Compensation, and asks you to cast a vote to approve the compensation of our named executive officers through the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2017 Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and related narrative discussion.”

The say-on-pay vote is advisory and therefore not binding on the Company, the compensation committee or the board of directors. The board and compensation committee value the opinions of our stockholders. To the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the compensation committee will evaluate whether any actions are necessary to address those concerns.

The board of directors recommends a vote "FOR" the approval of the compensation of the Company’s named executive officers, as disclosed in this proxy statement.

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PROPOSAL NO. 3

FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION

In addition to the nonbinding advisory vote on executive compensation, the Dodd-Frank Act also enables our stockholders to indicate their preference for how frequently the Company should seek an advisory say-on-pay vote on the compensation of its named executive officers. This nonbinding frequency vote is required at least once every six years beginning with our 2011 Annual Meeting. By voting on Proposal 3, stockholders may indicate whether they would prefer an advisory say-on-pay vote on named executive officer compensation once every one, two, or three years.

The board of directors has determined that an annual advisory vote on executive compensation will permit our stockholders to provide direct input on the Company’s executive compensation philosophy, policies and practices as disclosed in the proxy statement each year, which is consistent with our efforts to engage in an ongoing dialogue with our stockholders on executive compensation and corporate governance matters.

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be considered the frequency recommended by the stockholders for future advisory votes on executive compensation. The board will take the results of the vote into account when deciding when to call for the next advisory vote on executive compensation. However, because this vote is advisory and not binding on the board of directors in any way, the board may decide that it is in the best interests of the stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders. A scheduling vote similar to this Proposal 3 must occur at least once every six years.

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstain from voting), and therefore, stockholders will not be voting to approve or disapprove the recommendation of the board of directors.

The board of directors recommends that stockholders vote to hold an advisory vote on executive compensation EVERY YEAR.

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PROPOSAL NO. 4

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed Grant Thornton LLP as our Company’s independent registered public accounting firm to audit the consolidated financial statements of our Company for the fiscal year ending April 30, 2018. Grant Thornton LLP served as our independent registered public accounting firm for the fiscal year ended April 30, 2017.

A representative of Grant Thornton LLP is expected to be present at the annual meeting of stockholders, will have an opportunity to make a statement and will be available to respond to appropriate questions that stockholders may have.

Principal Accountant Fees and Services

The aggregate fees billed by Grant Thornton LLP through June 9, 2017 for professional services rendered for the fiscal years ended April 30, 2017 and 2016, respectively, were as follows:

	2017	2016
Audit fees	$302,207	$295,042
Audit related fees	-	-
Tax fees	-	10,374
All other fees	-	-
Total fees	$302,207	$305,415

The audit fees for the years ended April 30, 2017 and 2016 were for the audits of our annual financial statements included in our annual report on Form 10-K, the audit of the effectiveness of our internal control over financial reporting, the review of the financial statements included in our quarterly reports on Form 10-Q and consents for and review of other documents filed with the SEC. The tax fees in fiscal 2016 were for consulting services related to various state taxes.

Policy on Audit Committee Pre-Approval of Services of Independent Auditors

Our audit committee has established policies and procedures regarding pre-approval of all services provided by our independent auditor. Our audit committee will annually review and pre-approve the services that may be provided by our independent auditor without obtaining specific pre-approval from the audit committee. Unless a type of service has received general pre-approval, it requires specific pre-approval by our audit committee if it is to be provided by our independent auditor. During the fiscal year ended April 30, 2017, our audit committee pre-approved all audit and permitted non-audit services that were provided to us by our independent auditors.

Ratification of the Independent Registered Public Accounting Firm

Although stockholder ratification is not required by our bylaws or otherwise, the appointment of Grant Thornton LLP as our Company’s independent registered public accounting firm to audit the consolidated financial statements for the fiscal year ending April 30, 2018 is being submitted to our stockholders for ratification because we believe it is a matter of good corporate governance. In the event our stockholders do not ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm for the fiscal year ending April 30, 2018, the adverse vote will be considered as a recommendation to the audit committee to select other auditors for the following fiscal year. However, due to the difficulty in making any substitution of auditors after the beginning of the fiscal year, it is contemplated that the appointment of Grant Thornton LLP for the fiscal year ending April 30, 2018 will be permitted to stand unless the audit committee finds other good reason for making a change. The audit committee may terminate Grant Thornton LLP’s engagement as our company’s independent registered public accounting firm without the approval of our stockholders if it deems termination appropriate and in our best interest and the best interests of our stockholders.

The board of directors recommends a vote "FOR" the ratification of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending April 30, 2018.

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CORPORATE GOVERNANCE AND BOARD MATTERS

Meetings of the Board of Directors

During our last fiscal year, our board of directors held eight meetings. Each incumbent director attended at least 75% of the aggregate number of meetings held by the board of directors and by the committees of the board of directors on which such director served.

It is the policy of our board of directors that all directors should attend the annual meeting of stockholders unless unavoidably prevented from doing so by unforeseen circumstances. All seven of the current directors attended the 2016 annual meeting of stockholders.

Board Independence

Our board of directors currently consists of seven members. Our board of directors has determined that Daniel J. Englander, Kenny Gunderman, Robert Cameron Smith, Jim von Gremp and nominee Ray C. Dillon are “independent” as defined by the listing standards of NASDAQ. Our independent directors meet separately at least twice each year.

Board Leadership Structure

Currently, Mr. Henderson serves as Chief Executive Officer and Mr. von Gremp serves as the Chairman of the board. The board of directors believes that allowing Mr. Henderson to focus on the management of our business and our day-to-day operations rather than also serving as chairman of the board is in the best interest of the Company. However, the board of directors does not have a policy that prohibits the Chief Executive Officer from serving as the chairman of the board because it desires the flexibility to determine in the future that one person should hold both positions if such leadership structure would be in our best interests and the best interests of our stockholders.

The Board’s Role in Risk Oversight

The audit committee reviews and discusses with management our processes and policies with respect to risk assessment and risk management. In addition, our risk oversight process involves the board receiving information from management on a variety of matters, including operations, legal, regulatory, finance, reputation and strategy, as well as information regarding any material risks associated with each matter. The full board (or the appropriate board committee, if the board committee is responsible for the oversight of the matter) receives this information through updates from the appropriate members of management to enable it to understand and monitor the Company’s risk management practices. When a board committee receives an update, the chairperson of the relevant board committee reports on the discussion to the full board during the next board meeting. This enables the board and the board committees to coordinate the risk oversight role.

Stockholder Communications with the Board of Directors

Our board of directors has implemented a process for stockholders to send communications to our board of directors. Any stockholder desiring to communicate with our board of directors, or with specific individual directors, may do so by writing to our Secretary at 802 Southeast Plaza Ave., Suite 200, Bentonville, Arkansas 72712. Our Secretary has been instructed by our board of directors to promptly forward all such communications to our board of directors or such individual directors.

Committees of the Board of Directors

Our board of directors presently has four standing committees: audit committee, compensation and stock option committee (referred to in this proxy statement as the compensation committee), compliance committee and nominating committee. Each of these committees is described below.

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Audit Committee

Our audit committee assists our board of directors in overseeing our accounting and financial reporting process and audits for our financial statements. It is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. Our audit committee reviews the auditing accountant’s audit of our financial statements and its report thereon, management’s report on our system of internal controls over financial reporting, various other accounting and auditing matters and the independence of the auditing accountants. The committee reviews and pre-approves all audit and non-audit services performed by our auditing accountants, or other accounting firms, other than as may be allowed by applicable law. Our audit committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting and auditing matters. Our audit committee meets with management to review any issues related to matters within the scope of the audit committee’s duties. The committee operates pursuant to a written charter adopted by our board of directors, which may be found on our website at www.car-mart.com.

Our audit committee presently consists of Robert Cameron Smith, Jim von Gremp, and Daniel J. Englander, Chairman, each of whom is “independent,” as such term is defined by the NASDAQ listing standards and Rule 10A-3 of the Exchange Act. In addition, the board has determined that each audit committee member is able to read and understand fundamental financial statements and, other than strictly in his capacity as a member of our board of directors or a committee of our board of directors, has not participated in preparing our financial statements in any of the past three years. Our board of directors has determined that Daniel J. Englander is an “audit committee financial expert,” as defined by the rules of the SEC. Our audit committee held five meetings during the last fiscal year. See “Audit Committee Report” for additional information regarding our audit committee.

Compensation Committee

Our compensation committee presently consists of Kenny Gunderman, Daniel J. Englander, Jim von Gremp, and Robert Cameron Smith, Chairman, each of whom the board of directors has determined to be “independent” as defined by the NASDAQ listing standards. In addition, all compensation committee members are “outside directors” within the meaning of Section 162(m) of the Code, and also “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act. Our compensation committee assists our board of directors with respect to our compensation programs and compensation of our executive officers and is authorized to administer our equity and non-equity incentive plans. Our compensation committee operates pursuant to a written charter adopted by our board of directors, which may be found on our website at www.car-mart.com. Our compensation committee held two meetings during the last fiscal year. After the annual meeting on August 2, 2017 and Mr. Gunderman’s retirement, if Mr. Dillon’s election to the board is approved, he will replace Mr. Gunderman on the compensation committee upon election. See “Executive Compensation – Compensation Discussion and Analysis – Role of Compensation Committee” for additional information.

Compliance Committee

Our compliance committee presently consists of Daniel J. Englander, Jim von Gremp and Robert Cameron Smith, Chairman, each of whom the board of directors has determined to be “independent” as defined by the NASDAQ listing standards. Our compliance committee assists our board of directors with respect to our compliance and ethics programs, policies and procedures. Our compliance committee operates pursuant to a written charter adopted by our board of directors, which may be found on our website at www.car-mart.com. Our compliance committee held four meetings during the last fiscal year.

Nominating Committee

Our nominating committee presently consists of our current independent board members, Daniel J. Englander, Kenny Gunderman, Jim von Gremp, and Robert Cameron Smith. Our nominating committee operates pursuant to a written charter adopted by our board of directors, which may be found on our website at www.car-mart.com. Nominees for election to our board of directors are considered and recommended by our nominating committee. Our full board of directors considers the recommendations of the nominating committee and recommends the nominees to our stockholders. Our nominating committee’s process for identifying and evaluating potential nominees includes soliciting recommendations from our directors and officers and considering nominations from our stockholders. Absent special circumstances, our nominating committee will continue to nominate qualified incumbent directors whom the nominating committee believes will continue to make important contributions to our board of directors. While there are no minimum qualifications for nomination, our nominating committee generally requires that nominees be persons of sound ethical character, be able to represent all stockholders fairly, have no material conflicts of interest, have demonstrated professional achievement, have meaningful experience and have a general appreciation of the major issues facing us. In addition, the board of directors believes that it, as a whole, should possess a combination of skills, professional experience and diversity of backgrounds necessary to oversee our business. In seeking a diversity of background, the nominating committee seeks a variety of occupational and personal backgrounds in order to obtain a range of viewpoints and perspectives. Accordingly, the nominating committee considers the qualifications of directors and director candidates individually and in the broader context of the board’s overall composition and our current and future needs. In evaluating nominees, and considering incumbent directors for nomination, the nominating committee has considered all of the criteria described above and believes that all of the seven director nominees listed above are highly qualified and have the skills and experience required for service on our board of directors. The biographies above contain specific information regarding the experiences, qualifications and skills of each of our director nominees. Our nominating committee held one meeting during the last fiscal year. As all independent directors are part of the nominating committee, Mr. Dillon will replace Mr. Gunderman on the nominating committee if his election to the board is approved.

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Stockholder Nominations

Our nominating committee will consider persons recommended by our stockholders in selecting nominees for election. Our nominating committee does not have a formal policy with regard to the consideration of any director candidates recommended by stockholders because it believes that it can adequately evaluate any such nominee on a case-by-case basis. However, our nominating committee would consider for possible nomination qualified nominees recommended by stockholders. Stockholders who wish to propose a qualified nominee for consideration should submit complete information as to the identity and qualifications of that person to our Secretary at 802 Southeast Plaza Ave., Suite 200, Bentonville, Arkansas 72712. See “Stockholder Proposals” for information regarding the procedures that must be followed by stockholders in order to submit stockholder proposals, including proposals to nominate director candidates.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended April 30, 2017, Robert Cameron Smith, Kenny Gunderman, Daniel J. Englander and Jim von Gremp served on the compensation committee. None of the members of our compensation committee is or has been one of our officers or employees or has had any related party relationship that is required to be disclosed in this proxy statement. In addition, none of our executive officers served on the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board of directors or compensation committee.

Code of Ethics

We have adopted a code of business conduct and ethics that applies to all employees, including executive officers and directors. A copy of our code was filed as Exhibit 14.1 to our current report on Form 8-K filed on July 22, 2016. In the event that we make any amendments to, or grant any waiver from, a provision of the code that requires disclosure under applicable SEC or NASDAQ rules, we will disclose such amendment or waiver and the reasons for such amendment or waiver as required.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our outstanding common stock to file with the SEC reports of changes in ownership of our common stock held by such persons. Executive officers, directors and greater than 10% stockholders are also required to furnish us with copies of all forms they file under Section 16(a). To our knowledge, based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, during the fiscal year ended April 30, 2017, our executive officers, directors and greater than 10% stockholders complied on a timely basis with all Section 16(a) filing requirements applicable to them, except as follows: One of our current directors, Daniel J. Englander, inadvertently failed to timely file a Form 4 to report a net exercise of stock options; another director, Eddie L. Hight, inadvertently failed to timely file a Form 4 to report a sale of stock; and one of our former directors, John David Simmons, inadvertently failed to file a Form 4 during the fiscal year ended April 30, 2015, to report a sale of shares and filed a Form 4 to report that sale during the year ended April 30, 2017 prior to his retirement from the board.

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Director Compensation Table

The following table provides certain information concerning compensation for each director during the fiscal year ended April 30, 2017. Mr. Henderson and Mr. Williams, who are members of our board of directors, have been omitted from this table since they received no compensation for serving on our board of directors and their compensation is included in the Summary Compensation Table on page 22 of this proxy statement.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)[1,2]	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Daniel J. Englander	$50,000		$46,435				$96,435
Kenny Gunderman	$40,000		$46,435				$86,435
Eddie L. Hight	$40,000		$46,435				$86,435
John David Simmons[3]	$15,000		$46,435				$61,435
Robert Cameron Smith	$40,000		$46,435				$86,435
Jim von Gremp	$46,667		$46,435				$93,102

___________________

[1]	In accordance with SEC rules, the amount shown reflects the grant date fair value of stock options granted during the fiscal year ended April 30, 2017 calculated pursuant to Financial Accounting Standards Board Codification (ASC) 718, Compensation – Stock Compensation. Refer to “Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – Note K: Stock-Based Compensation Plans” included in our Annual Report on Form 10-K filed on June 13, 2017 for the relevant assumptions used to determine the valuation of our option awards.
[2]	The following are the aggregate number of option awards outstanding held by each of the directors as of April 30, 2017: Mr. Englander - 40,000; Mr. Gunderman – 10,000; Mr. Hight – 120,000; Mr. Simmons – 20,000, Mr. Smith – 32,500, and Mr. von Gremp – 0.
[3]	Mr. Simmons retired from the board of directors as of August 31, 2016. This compensation relates to his services provided from May 1, 2016 through the date of his retirement from the board.

Discussion of Director Compensation

Effective November 1, 2011, each non-employee director receives a $40,000 annual retainer. As of September 1, 2016, the chairman of the board receives an additional $10,000 annual retainer. The chairman of our audit committee also receives an additional $10,000 annual retainer. Directors who are also our employees do not receive separate compensation for their services as a director. On the first business day of May in each year, each of our non-employee directors also receives an option under our stock option plan to purchase 5,000 shares of common stock. These options are issued at an exercise price equal to the fair market value of our common stock on the date of grant. These options are vested upon grant and are exercisable for a period of up to ten years from the date of grant or, in the event that a director ceases to be one of our directors for any reason, one year following the date on which such director ceased to be a director, if earlier.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy

Our compensation philosophy is to align the interests of our executive officers with those of our stockholders and induce our executive officers to remain in our employ. We believe that this is best accomplished by the following:

•	paying executives a base salary commensurate with their backgrounds, industry knowledge, special skill sets and responsibilities;

•	offering incentive cash bonuses conditioned on our consolidated financial results; and

•	making periodic grants of restricted stock and/or stock options.

Our overall goal is to ensure that our executive compensation program and policies are consistent with our strategic business objectives and that we provide incentives for the attainment of those objectives. We strive to accomplish this goal in the context of a compensation program that includes annual base salary, annual cash incentives and stock ownership.

Role of Compensation Committee

Our compensation committee retains broad flexibility in the administration of our executive compensation program. We believe this flexibility is critical to retaining key executives. Our compensation committee is focused on ensuring that executive compensation is directly tied to our economic performance.

Our compensation committee operates under a written charter adopted by our board of directors. Our compensation committee has several duties and responsibilities, including the following:

•	establish and review our overall executive compensation philosophy;

•	review and approve our goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, including annual performance objectives;

•	on an annual basis, review the compensation and performance of our officers, review and approve corporate goals relevant to the compensation of our Chief Executive Officer and other executive officers, evaluate our Chief Executive Officer’s performance in light of these goals and objectives, evaluate the performance of our other executive officers, and based on such evaluation, approve the annual compensation of our Chief Executive Officer and other executive officers;

•	review the annual compensation discussion and analysis and produce an annual report on executive compensation for inclusion in our annual proxy statement, in accordance with all applicable rules and regulations;

•	as requested by our board of directors, make recommendations to our board of directors with respect to the approval of incentive compensation plans and equity-based incentive plans, and administer such plans;

•	periodically review the policies and criteria for the administration of all executive compensation programs, the operations of the compensation programs and whether they are achieving their intended purposes;

•	monitor compliance by executives with the terms and conditions of our executive compensation plans and programs;

•	establish and periodically review policies in the area of senior management perquisites;

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•	review board of director compensation levels and practices periodically, and recommend to our board of directors, from time to time, changes in such compensation levels and practices;

•	review and approve plans and processes for management development and succession; and

•	periodically review and reassess the adequacy of the compensation committee charter and recommend any proposed changes to our board of directors for approval.

For additional information on the duties and responsibilities of our compensation committee, see our compensation committee charter available on our website at www.car-mart.com.

Compensation Process

Our compensation committee reviews and administers our compensation program for each of our “named executive officers”. Our named executive officers for fiscal year 2017 consisted of our Chief Executive Officer, Mr. William H. Henderson, and our Chief Financial Officer, Mr. Jeffrey A. Williams. Compensation is typically set at multi-year increments in order to help ensure that longer-term results are the primary focus, which we believe is critically important in our industry. Our compensation committee also periodically meets with our named executive officers, who provide insight into how other individual executives are performing.

Consideration of 2016 Stockholder Say on Pay Vote

At our 2016 Annual Meeting of Stockholders, the stockholders approved, on an advisory basis, the compensation of the named executive officers (99.6% of votes cast). The compensation committee believes this level of stockholder support reflects a strong endorsement of our company’s compensation policies and decisions. The compensation committee has considered the results of this advisory vote on executive compensation in determining our compensation policies and decisions for 2017, and has determined that these policies and decisions are appropriate and in the best interests of our company and its stockholders at this time. In addition, our board of directors has considered the 2011 stockholder vote and management’s recommendation regarding the frequency of future stockholder advisory votes on the compensation of our named executive officers and has adopted the stockholders’ recommendation of an annual advisory vote on the compensation of our named executive officers until the next required vote on this matter which is included in this proxy, or until the board of directors otherwise determines that a different frequency for such advisory votes is in the best interests of our stockholders.

Employment Agreements

We have employment agreements with our Chief Executive Officer and our Chief Financial Officer. We believe that the employment agreements, which include change-in-control provisions, are necessary to attract and retain executives in light of all relevant factors, which include each officer’s past employment experience, desired terms and conditions of employment, and the strategic importance of their respective positions. We believe that the change-in-control provisions are necessary to maintain stability among our executive group and that the terms of such provisions are reasonable based on our review of similar provisions for similar companies. Our compensation committee reviews the employment agreements at the time such agreements are entered into in order to determine current market terms for the particular executive and agreement. See “Executive Compensation – Employment Agreements” and “Executive Compensation – Change in Control Agreements” for a discussion of the terms of the employment agreements.

Total Compensation and Elements of Compensation

Our principal focus is on total compensation, a significant portion of which is based on each executive’s performance and is not guaranteed. Although we do informally review what other companies within our industry or other companies of comparable size, growth, performance and complexity are offering to their executives, we believe the appropriate level of compensation is determined through careful consideration of the individual employee and our business goals. We consider a variety of factors in determining the total compensation for our named executive officers, including their backgrounds, industry knowledge, special skill sets and responsibilities.

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Our executive compensation program primarily consists of base salary, annual short-term incentives in the form of cash awards, and long-term incentives in the form of restricted stock and/or stock options. We also provide our named executive officers with minimal perquisites and personal benefits. In addition, we provide our named executive officers with the ability to contribute a portion of their earnings to our 401(k) plan. Our 401(k) plan is available generally to all of our employees. In September 2014, we also adopted a nonqualified deferred compensation plan under which our named executive officers may defer a portion or all of their salary and bonus to be paid following the executive’s termination, death or other date specified upon the executive’s election to make such deferrals. See “Executive Compensation – Deferred Compensation Plan” and “Executive Compensation – Change in Control Agreements” for a discussion of the terms of the nonqualified deferred compensation plan.

Base Salary

We offer what we believe to be competitive base salaries to our named executive officers. The base salary must be sufficient to attract talented executives and provide a secure base of cash compensation. Due to the relatively small size of our industry and the limited number of public competitors, we have not engaged in any formal compensation benchmarking studies; however, our base salary levels for our named executive officers are generally set to be competitive in relation to salary levels of executive officers in other companies within our industry or other companies of comparable size, growth, performance and complexity, while also taking into consideration the executive officer’s position, responsibility and special expertise. Annual base salary increases, typically determined in May of each year, are not assured, and adjustments to base salary take into account subjective factors such as the executive’s performance during the prior year, responsibilities and experience. There were no salary increases during fiscal year 2017 or fiscal year 2016. During fiscal year 2015, Mr. Henderson received a 6% increase in base salary to $466,400 and Mr. Williams received a 6% increase in base salary to $367,290. The factors considered in deciding to grant these increases included performance of the Company in the prior fiscal year, their direct contributions to the increased profitability of the Company, increased experience and specialized industry knowledge as well as compensation levels the compensation committee considered to be appropriate to remain generally competitive with similarly sized public companies. See “Executive Compensation – Employment Agreements” for a discussion of the terms of the employment agreements.

GAAP Earnings per Share

The performance criteria for our named executive officers’ short-term incentive compensation and a portion of their long-term incentive compensation have been based on fully diluted GAAP earnings per share. Because we have fully instituted measures to better monitor operating results, including economic profits (net operating profit after taxes minus the cost of capital (after tax) necessary to generate those profits), and significant infrastructure investments have been made and have become a standard part of our operations, the compensation committee has used fully diluted GAAP earnings per share as the measure for incentive compensation. We believe that using fully diluted GAAP earnings per share directly aligns the goals of our named executive officers with our stockholders. See “Executive Compensation – Employment Agreements” for a discussion of the terms of the employment agreements and the performance criteria for each named executive officer.

Short-Term Incentive Compensation

Our short-term incentive plans for our named executive officers, which are contained in their employment agreements, are intended to drive short-term operating and financial results deemed crucial to our long-term term success. Our program entails granting annual cash incentive bonuses which are dependent on our performance. The purpose of the annual cash incentive bonuses paid to our named executive officers is to reflect the breadth of their experience and responsibility, and to make the cash component of their compensation competitive. These cash incentive bonuses are a material portion of the named executive officers’ overall compensation. All such cash incentive bonuses are subject to our compensation committee’s discretion to award cash incentives greater than the target if deemed appropriate. Our compensation committee also administers the calculation of amounts earned under the short-term incentive plans.

The performance criteria for our short-term incentive plans for our named executive officers are based on fully diluted GAAP earnings per share. On June 10, 2015, we entered into new employment agreements with our named executive officers effective May 1, 2015. Under the officers’ new employment agreements, target payments range from 15% to 29% of base salary, depending on the named executive officer’s position and our performance as related to our fully diluted GAAP earnings per share goals. Our compensation committee set the awards for each named executive officer based on the duration of employment with us, job responsibilities, industry knowledge, special skills and performance. The performance goals are set at levels that our compensation committee considers attainable, but not assured, and representative of solid operating and financial performance within our industry. See “Executive Compensation – Employment Agreements” for a discussion of the performance criteria for each named executive officer.

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Long-Term Incentive Compensation

Our compensation objective of inducing executives to remain in our employ as well as aligning their interests with those of our stockholders leads us to make periodic equity awards. These awards provide incentives for our named executive officers to remain with us over the long term and gives the compensation committee additional flexibility to reward superior performance by our named executive officers. We believe that dependence on equity for a significant portion of a named executive officer’s compensation more closely aligns such executive’s interests with those of our stockholders, since the ultimate value of such compensation is linked directly to our stock price.

We utilize our two equity incentive plans for our long-term incentive compensation, the America’s Car-Mart, Inc. Amended and Restated Stock Option Plan, referred to in this proxy statement as the Restated Option Plan, and the America’s Car-Mart, Inc. Amended and Restated Stock Incentive Plan, referred to in this proxy statement as the Restated Incentive Plan. The allocation of long-term incentive compensation between stock options and restricted stock is generally made with the goal of rewarding long-term service with the issuance of restricted shares and rewarding efforts related to increasing the stock price over the long-term with the issuance of stock options.

Under the named executive officers’ employment agreements effective May 1, 2015, each named executive was granted stock options on the date of our 2015 annual meeting, which will vest, if at all, at the end of fiscal year 2020. A portion of these stock options are subject to time-based vesting while the remainder are subject to performance vesting based on the attainment of certain cumulative consolidated net income growth goals. See “Executive Compensation – Employment Agreements” for a discussion of the terms of these long-term incentive compensation awards to our named executive officers.

The compensation committee does not have any current plans to make additional specific grants of stock options or restricted stock to our named executive officers. However, the compensation committee may in the future grant additional equity awards to our named executives as part of our strategy of providing meaningful long-term performance-based incentives for our management team in order to more closely align management’s interest with the interests of our stockholders.

Perquisites and Personal Benefits

Our named executive officers receive additional compensation consistent with our philosophy of hiring and retaining key personnel. Such perquisites include executive health insurance, automobile allowances, club dues and matching contributions to our 401(k) plan. See “Executive Compensation – Summary Compensation Table for Fiscal Years 2017, 2016 and 2015” for the aggregate incremental cost to us of such benefits.

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Equity Ownership Guidelines

We have an ownership philosophy, rather than a formal policy, regarding equity ownership by our named executive officers. The objectives of our philosophy are to instill an ownership mindset among our senior management and to align the interests of our named executive officers with the interests of our stockholders. The long-term incentive compensation arrangements discussed above are intended to align the beneficial ownership interests of our named executive officers with our compensation committee’s ownership level expectations.

Deductibility of Executive Compensation

Section 162(m) of the Code generally limits the deductibility of compensation paid to our named executive officers other than our Chief Financial Officer to $1 million during any fiscal year unless such compensation is "performance-based" under Section 162(m). Historically, Section 162(m) has not been a material consideration for our compensation committee due to the levels and types of compensation paid to our named executive officers. We track the potential consequences of the deduction limitation of Section 162(m) in relation to our compensation arrangements, and generally, we intend to structure our compensation arrangements for our executive officers in order to avoid the deduction limitation of Section 162(m). However, the compensation committee considers many factors when designing its compensation arrangements in addition to the deductibility of the compensation, and maintains the flexibility to grant awards or pay compensation amounts that are non-deductible if they believe it is in the best interest of our Company and our stockholders.

Accounting for Stock-Based Compensation

Stock-based compensation expense is computed in accordance with accounting rules that are a part of GAAP as set forth in Financial Accounting Standards Board’s Accounting Standards Codification Topic 718. The expense related to equity compensation has been and will continue to be a material consideration in our overall compensation program.

Risk Considerations in our Compensation Program

The compensation committee is responsible for reviewing and overseeing the compensation and other benefits structure applicable to our employees generally. We do not believe that our compensation policies and practices for our employees give rise to risks that are reasonably likely to have a material adverse effect on our company. In reaching this conclusion, we considered the following factors:

•	Our compensation program is designed to provide a combination of both fixed and variable incentive compensation.

•	The variable portions of compensation are designed to reward both annual performance and longer term performance. We believe this lessens any incentive for short-term risk taking that could be detrimental to our company’s long-term best interests.

•	A significant portion of our management’s compensation is based on the performance of our company as a whole.

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Summary Compensation Table for Fiscal Years 2017, 2016, and 2015

The following table provides certain information concerning compensation earned for services rendered in all capacities by our named executive officers during the fiscal years ended April 30, 2017, 2016 and 2015.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)[1]	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)[2]	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
William H. Henderson Chief Executive Officer	2017 2016 2015	$466,400[3] $466,400[4] $451,169[5]	- - -	- - -	- $464,250 -	- - -	- - -	$34,409 $35,011 $50,627	$500,809 $965,931 $501,796
Jeffrey A. Williams President, Chief Financial Officer and Secretary	2017 2016 2015	$367,290 $367,290 $355,296	- - -	- - -	- $464,520 -	- - -	- - -	$33,198 $30,805 $29,419	$400,488 $862,615 $384,715

 _________________

[1]	In accordance with SEC rules, the amounts shown reflect grant date fair value of the awards calculated pursuant to Financial Accounting Standards Board Codification (ASC) 718, Compensation – Stock compensation. Refer to “Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – Note K: Stock-Based Compensation Plans” included in our Annual Report on Form 10-K filed on June 13, 2017 for the relevant assumptions used to determine the valuation of our option awards. Performance based awards are reflected assuming the performance criteria are met and awards become 100% vested.
[2]	These amounts include matching contributions to our 401(k) plan, payment of insurance premiums, reimbursement of expenses under our executive health insurance plan and use of company automobile as follows: For fiscal year 2017, Mr. Henderson - $7,750 for use of company automobile, $6,931 for club dues, $1,816 for matching contributions to our 401(k) plan, $576 for insurance premiums, $1,040 for Christmas bonus and $16,296 for premiums paid under our executive health insurance plan; Mr. Williams - $3,600 for use of company automobile, $3,760 for club dues, $5,200 for matching contributions to our 401(k) plan, $576 for insurance premiums, $610 for Christmas bonus and $19,452 for premiums paid under our executive health insurance plan.
[3]	Mr. Henderson deferred $284,863 of his salary for fiscal year 2017 under our nonqualified deferred compensation plan.
[4]	Mr. Henderson deferred $324,686 of his salary for fiscal year 2016 under our nonqualified deferred compensation plan.
[5]	Mr. Henderson deferred $229,985 of his salary for fiscal year 2015 under our nonqualified deferred compensation plan.

Our named executive officers are entitled to all benefits generally made available to our employees, including the eligibility to participate in our 401(k) plan. Our 401(k) plan is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Internal Revenue Code of 1986, as amended, referred to in this proxy statement as the Code. In general, all of our employees who are at least 21 years of age are eligible to participate in our 401(k) plan immediately upon hire. Our 401(k) plan includes a salary deferral arrangement pursuant to which the participants may contribute up to the maximum amount permitted by the Code. We may make both matching and additional contributions, subject to certain Code limitations, at the discretion of our board of directors. A separate account is maintained for each participant in our 401(k) plan. The portion of a participant’s account attributable to his or her own contributions is 100% vested. Distributions from our 401(k) plan may be made in the form of a lump sum cash payment or, for required minimum distribution, in installment payments.

Grants of Plan-Based Awards during Fiscal Year 2017

The were no grants of plan-based awards to our named executive officers during fiscal year 2017.

Employment Agreements

In June 2015, we entered into new employment agreements with our two named executive officers effective May 1, 2015, covering the compensation of our named executive officers through fiscal year 2020. The following is a discussion of the employment agreements related to the compensation earned by and paid to our named executive officers for fiscal year 2017 as well as the terms of the current employment agreements.

Each of the employment agreements with our named executive officers contains an agreement not to compete, which covers the term of employment and one year thereafter, a covenant against the solicitation of employees and customers, which covers the term of employment and one year thereafter, a provision against the use and disclosure of trade secrets, which covers the term of employment and an indefinite period thereafter, and a provision against the use and disclosure of confidential information, which covers the term of employment and two years thereafter.

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William H. Henderson. Pursuant to his employment agreement effective May 1, 2015, Mr. Henderson agreed to serve as a senior executive officer of our operating subsidiary for a term beginning May 1, 2015 and ending on April 30, 2020. Mr. Henderson is entitled to a base annual salary of $466,400, or such higher annual salary approved by our board of directors. Mr. Henderson has the right to participate in any operating subsidiary 401(k) profit sharing plan, as well as the medical and life insurance programs offered by our operating subsidiary and the nonqualified deferred compensation plan adopted by the Company in September 2014. See “Executive Compensation – Deferred Compensation Plan” for more information regarding the nonqualified deferred compensation plan.

Under his current employment agreement, Mr. Henderson is entitled to earn an annual incentive bonus during the term beginning May 1, 2015 and ending April 30, 2020. Such incentive bonus will be based upon the attainment of our fully diluted GAAP earnings per share for each fiscal year. Mr. Henderson’s targeted bonus potential is $70,000, $80,000, $90,000 and $100,000 for fiscal years 2017, 2018, 2019 and 2020, respectively. If our actual fully diluted GAAP earnings per share equals 95-99% of the projected fully diluted GAAP earnings per share, the bonus for each fiscal year will be the targeted bonus potential amount for such year multiplied by 0.67. If our actual fully diluted GAAP earnings per share equals 100-104% of the projected fully diluted GAAP earnings per share, the bonus for each fiscal year will be the targeted bonus potential amount for such year multiplied by 1.0. If our actual fully diluted GAAP earnings per share equals 105% or more of the projected fully diluted GAAP earnings per share, the bonus for each fiscal year will be the targeted bonus potential amount for such year multiplied by 1.33. Mr. Henderson did not earn a bonus for fiscal year 2017 as the actual fully diluted GAAP earnings per share of $2.49 was less than 95% of the projected fully diluted GAAP earnings per share of $3.93.

Under the employment agreement, in August 2015 Mr. Henderson was granted non-qualified stock options to purchase an aggregate of 30,000 shares of our common stock pursuant to our Restated Option Plan. Mr. Henderson received an option for 10,000 shares that are subject to time-based vesting and will “cliff” vest on April 30, 2020. He also received an option for 20,000 shares that are subject to performance vesting based on the Company’s consolidated net income growth during fiscal years 2016 through 2020. For the performance-based option, if the Company’s cumulative consolidated net income growth, calculated on a compound basis, for the five fiscal years ending April 30, 2020 is equal to 10% or more, the option will vest in full (20,000 shares) on April 30, 2020. If the Company’s cumulative consolidated net income growth, calculated on a compound basis, for the five fiscal years ending April 30, 2020 is equal to 5% or more but less than 10%, one half of the option (10,000 shares) will vest on April 30, 2020. If the Company’s cumulative consolidated net income growth, calculated on a compound basis, for the five fiscal years ending April 30, 2020 is less than 5%, the option will be forfeited.

In addition, pursuant to the terms of his current employment agreement, if we terminate Mr. Henderson without cause (as defined in the employment agreement) or due to disability, Mr. Henderson’s base salary will continue to be payable through the term of the employment agreement. In addition, Mr. Henderson will be paid, within 60 days after termination, the pro rata portion of any bonus earned through the date of termination, and all unvested restricted stock and stock options will immediately vest in full without regard to the achievement of any applicable performance goals; provided, however, that any shares of restricted stock that are intended to constitute performance-based compensation within the meaning of Section 162(m) of the Code will become vested only to the extent provided under the applicable restricted stock agreement. This provision has generally been in place in Mr. Henderson’s employment agreement since the inception of his earlier employment agreement in August 2007. Assuming Mr. Henderson was terminated on April 30, 2017, and using the closing market price of our common stock on April 28, 2017 of $37.30, the aggregate estimated payment amounts to Mr. Henderson would have been $1,399,200. See “Executive Compensation – Change in Control Agreements” for more information regarding payments to which Mr. Henderson would be entitled in connection with a change in control of the Company.

Jeffrey A. Williams. Pursuant to his employment agreement effective May 1, 2015, Mr. Williams agreed to serve as a senior executive officer of our operating subsidiary for a term beginning on May 1, 2015 and ending on April 30, 2020. Mr. Williams is entitled to an annual salary of $367,290, or such higher annual salary approved by our board of directors. Mr. Williams has the right to participate in any operating subsidiary 401(k) profit sharing plan, as well as the medical and life insurance programs offered by our operating subsidiary and the nonqualified deferred compensation plan adopted by the Company in September 2014. See “Executive Compensation – Deferred Compensation Plan” for more information regarding the nonqualified deferred compensation plan.

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Under his current employment agreement, Mr. Williams is entitled to earn an annual incentive bonus during the term beginning May 1, 2015 and ending April 30, 2020. Such incentive bonus is based upon the attainment of our fully diluted GAAP earnings per share for each fiscal year. Mr. Williams’ targeted bonus potential is $50,000, $60,000, $70,000 and $80,000 for fiscal years 2017, 2018, 2019 and 2020, respectively. If our actual fully diluted GAAP earnings per share equals 95-99% of the projected fully diluted GAAP earnings per share, the bonus for each fiscal year will be the targeted bonus potential amount for such year multiplied by 0.67. If our actual fully diluted GAAP earnings per share equals 100-104% of the projected fully diluted GAAP earnings per share, the bonus for each fiscal year will be the targeted bonus potential amount for such year multiplied by 1.0. If our actual fully diluted GAAP earnings per share equals 105% or more of the projected fully diluted GAAP earnings per share, the bonus for each fiscal year will be the targeted bonus potential amount for such year multiplied by 1.33. Mr. Williams did not earn a bonus for fiscal year 2017 as the actual fully diluted GAAP earnings per share of $2.49 was less than 95% of the projected fully diluted GAAP earnings per share of $3.93.

Under the employment agreement, in August 2015 Mr. Williams was granted non-qualified stock options to purchase an aggregate of 30,000 shares of our common stock pursuant to our Restated Option Plan. Mr. Williams received an option for 10,000 shares that are subject to time-based vesting and will “cliff” vest on April 30, 2020. He also received an option for 20,000 shares that are subject to performance vesting based on the Company’s consolidated net income growth during fiscal years 2016 through 2020. For the performance-based option, if the Company’s cumulative consolidated net income growth, calculated on a compound basis, for the five fiscal years ending April 30, 2020 is equal to 10% or more, the option will vest in full (20,000 shares) on April 30, 2020. If the Company’s cumulative consolidated net income growth, calculated on a compound basis, for the five fiscal years ending April 30, 2020 is equal to 5% or more but less than 10%, one half of the option (10,000 shares) will vest on April 30, 2020. If the Company’s cumulative consolidated net income growth, calculated on a compound basis, for the five fiscal years ending April 30, 2020 is less than 5%, the option will be forfeited.

In addition, pursuant to the terms of his current employment agreement, if we terminate Mr. Williams without cause or due to disability, Mr. Williams’ base salary will continue to be payable through the term of the employment agreement. In addition, Mr. Williams will be paid, within 60 days after termination, the pro rata portion of any bonus earned through the date of termination, and all unvested restricted stock and stock options will immediately vest in full without regard to the achievement of any applicable performance goals; provided, however, that any shares of restricted stock that are intended to constitute performance-based compensation within the meaning of Section 162(m) of the Code will become vested only to the extent provided under the applicable restricted stock agreement. This provision has generally been in place in Mr. Williams’ employment agreement since the inception of his earlier employment agreement in August 2007. Assuming Mr. Williams was terminated on April 30, 2017, and using the closing market price of our common stock on April 28, 2017 of $37.30, the aggregate estimated payment amounts to Mr. Williams would have been $1,101,870. See “Executive Compensation – Change in Control Agreements” for more information regarding payments to which Mr. Williams would be entitled in connection with a change in control of the Company.

Stock Plans

Restated Option Plan. In August 2007, our board of directors adopted the 2007 Stock Option Plan, referred to in this proxy statement as the 2007 Option Plan, which was subsequently approved by our stockholders at our 2007 annual meeting of stockholders. The 2007 Option Plan originally set aside 1,000,000 shares of our common stock for option grants to employees, directors and certain independent contractors, consultants and advisors at a price not less than the fair market value of our common stock on the date of grant or the par value per share of our common stock. Our stockholders approved an amendment to the 2007 Option Plan on October 13, 2010 to increase the number of shares available under the 2007 Option Plan by 500,000 shares to 1,500,000 shares. On June 10, 2015, our board of directors adopted the Restated Option Plan, which was subsequently approved by our stockholders at our 2015 annual meeting of stockholders and which amended and restated the 2007 Option Plan. The Restated Option Plan extended the plan for a new ten-year term, increased the number of shares available for stock option grants by 300,000 shares to 1,800,000 shares, and made certain other changes to the 2007 Option Plan. The Restated Option Plan will expire on June 10, 2025. At April 30, 2017, there were 277,500 shares of common stock available for grant under the Restated Option Plan.

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Under the Restated Option Plan, options may be exercised in whole or in part, but in no event later than ten years from the date of grant with respect to incentive options. Any incentive option granted to an individual who owns more than 10% of the total combined voting of all classes of our stock or the stock of one of our subsidiaries may not be purchased at a price less than 110% of the fair market value on the date of grant, and no such option may be exercised more than five years from the date of grant.

Stock Incentive Plan. In August 2005, our board of directors adopted the 2005 Restricted Stock Plan, referred to in this proxy statement as the 2005 Incentive Plan, which was subsequently approved by our stockholders at our 2005 annual meeting of stockholders. The 2005 Incentive Plan originally set aside 150,000 shares of our common stock for grants to our employees, officers and directors. Our stockholders approved an amendment to the 2005 Incentive Plan on October 14, 2009 to increase the number of shares available under the 2005 Incentive Plan by 200,000 shares to 350,000 shares. On June 10, 2015, our board of directors adopted the Restated Incentive Plan, which was subsequently approved by our stockholders at our 2015 annual meeting of stockholders and which amended and restated the 2005 Incentive Plan. The Restated Incentive Plan extended the plan for a new ten-year term, included provisions designed to further the Company’s eligibility to deduct for federal income tax purposes certain performance-based equity awards that may be granted to our named executive officers under the Restated Incentive Plan in accordance with Section 162(m) of the Code, and made certain other changes to the 2005 Incentive Plan. The Restated Incentive Plan did not increase the number of shares available for issuance and will expire on June 10, 2025.

Shares granted under the Stock Incentive Plan have full voting rights prior to the date of vesting, if any; however, holders of any unvested shares must execute an irrevocable proxy granting us the right to vote such shares until the shares vest. At April 30, 2017, there were 170,027 shares of common stock available for grant under the Restated Incentive Plan.

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Outstanding Equity Awards at 2017 Fiscal Year-End

The following table provides certain information concerning the outstanding equity awards for each named executive officer as of April 30, 2017.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
William H. Henderson	49,000			$11.90	10/16/17
	185,000			$24.47	11/27/19
		10,000[1]		$46.47	08/05/25
			20,000[2]	$46.47	08/05/25
Jeffrey A. Williams	57,000			$11.90	10/16/17
	90,000			$24.47	11/27/19
		10,000[1]		$46.47	08/05/25
			20,000[2]	$46.47	08/05/25

____________________

[1]	These options will “cliff” vest as on April 30, 2020.
[2]	These options will “cliff” vest on April 30, 2020 subject to the achievement of performance conditions based on the Company’s consolidated net income growth during fiscal years 2016 through 2020. See the narrative discussion above under “Executive Compensation – Employment Agreements” for more information regarding the performance conditions for these awards.

Option Exercises and Stock Vested during Fiscal Year 2017

The following table provides certain information concerning the option exercises and stock awards vested for each named executive officer during the fiscal year ended April 30, 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)[1]	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
William H. Henderson	155,000[2]	$3,675,140[2]	-	-
Jeffrey A. Williams	30,000[3]	$632,400[3]	-	-

____________________

[1]	Amount is calculated by using the closing market price of our common stock as reported on NASDAQ on the date of exercise less the exercise price.
[2]	Includes 44,294 shares forfeited to pay the exercise price and tax withholding pursuant to a net settlement arrangement.
[3]	Includes 22,967 shares forfeited to pay the exercise price and tax withholding pursuant to a net settlement arrangement.

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Deferred Compensation Plan

On September 17, 2014, the compensation committee of our board of directors approved the America’s Car-Mart, Inc. Nonqualified Deferred Compensation Plan, referred to in this proxy statement as the Deferred Compensation Plan. The Deferred Compensation Plan is an unfunded, nonqualified deferred compensation plan designed to allow a select group of management or highly compensated employees of the Company, including our named executive officers, to save for retirement on a tax-deferred basis. The eligibility of each participant will be determined by the compensation committee. The Deferred Compensation Plan is intended to comply with the requirements of Section 409A of the Code.

Under the terms of the Deferred Compensation Plan, a named executive officer may defer a portion or all of his salary and bonus for any calendar year in which the plan is in effect, provided that the executive makes an irrevocable election for such deferral prior to the end of the preceding calendar year or, if permitted by the compensation committee, within 30 days after the executive first becomes eligible to participate in the plan. Compensation amounts deferred under the Deferred Compensation Plan are credited or debited with earnings or losses based on an investment fund, known as a “measurement fund,” elected by the executive at the time of his deferral election from among several measurement funds that the compensation committee may select from time to time, although the deferred payments are not actually invested in the measurement fund. The executive’s account balance under the Deferred Compensation Plan will be distributed to the executive or his beneficiary upon the earliest of the executive’s termination, death or such other date as selected by the executive upon his deferral election. During fiscal year 2017, Mr. Henderson deferred a total of $284,863 under the Deferred Compensation Plan.

The Deferred Compensation Plan constitutes an unsecured promise by the Company to pay benefits in the future. Participants in the Deferred Compensation Plan have the status of general unsecured creditors of the Company. We (or one or more of our subsidiaries) are solely responsible for paying benefits to plan participants and their beneficiaries.

Nonqualified Deferred Compensation Table for Fiscal Year 2017

The following table provides information about contributions, earnings, withdrawals and distributions in regard to the named executive officers under the Deferred Compensation Plan.

Name	Executive Contributions in Last Fiscal Year [1]	Company Contributions In Last Fiscal Year	Aggregate Earnings (Loss) in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End
William H. Henderson	$284,863	$—	$97,047	$—	$933,630
Jeffrey A. Williams	—	—	—	—	—

____________________

[1]	This amount was included in the named executive officer’s salary for fiscal year 2017 reported in the Summary Compensation Table of this proxy statement.

Change in Control Agreements

The employment agreements with our named executive officers entered into in June 2015 contain change in control provisions entitling them, upon the occurrence of certain events, to a multiple of their then current base salary and the immediate vesting of stock options and restricted stock. Payments to an executive under these change in control provisions are triggered upon an involuntary termination of the executive’s employment, or a voluntary termination of employment by the executive for good reason (as defined in the employment agreement), in connection with a change in control of the Company. Under the terms of the employment agreements, a change in control generally means the following:

•	the acquisition by an individual, entity or group (within the meaning of Section 409A of the Code) of ownership of our stock that, together with stock held by such person, constitutes more than 50% of the total fair market value or total voting power of our stock;

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•	the acquisition by an individual, entity or group (within the meaning of Section 409A of the Code) during the twelve-month period ending on the date of the most recent acquisition by such person of ownership of our stock possessing 35% or more of the total voting power of our stock;

•	the replacement of a majority of the members of our board of directors during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of our board of directors prior to the date of the appointment or election; or

•	the acquisition by an individual, entity or group (within the meaning of Section 409A of the Code) during the twelve-month period ending on the date of the most recent acquisition by such person of our assets that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of our assets immediately prior to such acquisition.

If a double trigger event (as defined in the employment agreement) occurs in connection with a change in control of the Company, we must pay the named executive officer a lump sum cash payment equal to 2.99 times the executive’s then current base salary on the 60-day anniversary of such double trigger event and all unvested restricted stock and stock options previously granted vest in full, without regard to the achievement of any applicable performance goals, unless otherwise prohibited by the applicable equity compensation plans and award agreements. Such payments are referred to in this proxy statement as change in control payments. A “double trigger event” occurs if, within the period beginning six months before a change in control of the Company and ending two years after such change in control, the executive’s employment is involuntarily terminated by our operating subsidiary or the Company (or the surviving or acquiring entity, as the case may be), for any reason other than for cause, or the executive terminates his employment for good reason. A termination for “cause” generally consists of a breach, gross negligence or wrongdoing by the executive officer. For purposes of the change in control provisions, “good reason” generally means the executive’s resignation within 30 days after the occurrence of any of the following events:

•	a significant reduction of the executive’s duties, authority, responsibilities, or reporting relationships or the assignment to him of such reduced duties, authority, responsibilities, or reporting relationships, without his written consent; provided, however, that the change in control is not, in and of itself, a material adverse change in the executive’s duties, authority, responsibilities or reporting relationships;

•	a material reduction in the executive’s base salary, bonus structure or benefits, with the result that the executive’s overall benefits package is significantly reduced; or

•	the relocation of the executive’s principal work location to a facility or a location more than 50 miles from his then present principal work location, without his written consent.

In addition, if, prior to the change in control, we terminated the named executive officer without cause and the termination is related to the change in control, then, for purposes of his change in control payments, such named executive officer will be treated as being employed on the date the change in control becomes effective. In such case, the named executive officer will receive the change in control payment in addition to any other compensation to which the named executive officer is entitled under his employment agreement as a result of his termination.

Under the terms of the employment agreements, in the event the change in control payments and any other payments to which the named executive officer may be entitled in connection with the change in control of the Company exceed in the aggregate 2.99 times “base amount” (as defined by Section 280G of the Code) with respect to his compensation, which would result in excise taxes being owed by the executive under Code Section 4999 and the loss of a tax deduction by the Company under Code Section 280G for the excess payment above the base amount, the Company and the executive agree to retain an independent accounting firm to evaluate whether the executive would be better off by receiving the full change in control payments and paying the excise tax or by the Company reducing the aggregate payment amount so that it would not be subject to excise taxes under Section 4999 of the Code. Based on the accountant’s finding that the executive would be better off receiving the full payment amount and paying the required excise taxes, no change will be made in the change in control payments and the Company will forego its deduction for the amount of such payments above the base amount. Based on the accountant’s finding that the executive would be better off receiving the reduced change in control payments and not being subject to excise tax, the change in control payments will be reduced to an aggregate amount that does not exceed 2.99 times the base amount and the Company will retain its eligibility to deduct the amount actually paid.

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Assuming that (1) a double trigger event occurred on April 30, 2017, and (2) the applicable named executive officer’s employment was terminated by him for good reason in connection with the change in control, and using the closing market price of our common stock on April 28, 2017 of $37.30, the aggregate estimated payment amounts to the named executive officers would have been as follows: $1,394,536 for Mr. Henderson and $1,098,197 for Mr. Williams. Assuming that (1) a double trigger event occurred on April 30, 2017, and (2) the applicable named executive officer’s employment was terminated by the Company without cause in connection with the change in control, and using the closing market price of our common stock on April 28, 2017 of $37.30, the aggregate estimated payment amounts to the named executive officers would have been as follows: $2,793,736 for Mr. Henderson and $2,200,067 for Mr. Williams.

If the applicable named executive officer is a “specified employee” within the meaning of Section 409A of the Code, any benefits or payments that constitute a “deferral of compensation” under the Section 409A of the Code that become payable as a result of the named executive officer’s termination for reasons other than death, and become due under the employment agreement during the first six months after termination of employment, will be delayed and all such delayed payments will be paid to such named executive officers in full in the seventh month after the date of termination and all subsequent payments will be paid in accordance with their original payment schedule.

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TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

In accordance with our audit committee charter, our audit committee is responsible for reviewing and approving, or rejecting, any transactions with “related persons” as defined by SEC rules and any potential conflicts of interest between us and any third party. The audit committee reviews and considers such transactions on a case-by-case basis in light of all facts and circumstances and does not use any prescribed criteria for approving or rejecting any proposed transaction or relationship.

For the fiscal year ended April 30, 2017, there were no transactions with related persons required to be disclosed in this proxy statement.

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AUDIT COMMITTEE REPORT

In accordance with the written charter adopted by our board of directors, a copy of which is available on our website, the audit committee assists the board of directors in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices. During the fiscal year ended April 30, 2017, the audit committee met five times and discussed internal control, accounting, auditing and our financial reporting practices with our Chief Financial Officer and our independent auditors and accountants, Grant Thornton LLP. In discharging its oversight responsibility as to the audit process, each member of our audit committee has reviewed our audited financial statements as of and for the fiscal year ended April 30, 2017 and the audit committee held one meeting with management and Grant Thornton LLP to discuss the audited financial statements prior to filing our annual report on Form 10-K. Our audit committee also met with Grant Thornton LLP to discuss the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board, prior to filing our annual report on Form 10-K.

In addition, the audit committee has received from Grant Thornton LLP the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton LLP’s communications with the audit committee concerning independence and has discussed with Grant Thornton LLP its independence in connection with its audit of our financial statements for the fiscal year ended April 30, 2017. Our audit committee has also considered whether Grant Thornton LLP’s provision of non-audit services to us is compatible with maintaining such firm’s independence with respect to us and has determined that the provision of certain non-audit services is consistent with and compatible with Grant Thornton LLP maintaining its independence. See “Principal Accounting Fees and Services.” Based upon the foregoing reviews and discussions, the audit committee recommended to our board of directors that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended April 30, 2017.

Daniel J. Englander, Chairman

Robert Cameron Smith

Jim von Gremp

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COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management. Based upon such review and discussion, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Robert Cameron Smith, Chairman

Kenny Gunderman

Daniel J. Englander

Jim von Gremp

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ANNUAL REPORT ON FORM 10-K

Our annual report on Form 10-K for the fiscal year ended April 30, 2017, as filed with the SEC, is available to stockholders who make a written request for such report to our Secretary at our offices, 802 Southeast Plaza Ave., Suite 200, Bentonville, Arkansas 72712. Copies of exhibits filed with that report or referenced therein will be furnished to stockholders of record upon request and payment of our expenses in furnishing such documents. Our annual report on Form 10-K (including exhibits thereto) and this proxy statement are also available by the following link on our website at www.car-mart.com under the “SEC Filings” section, which is under the “Investor Relations” section.

STOCKHOLDER PROPOSALS

Any proposal to be presented at the 2018 annual meeting of stockholders must be received at our principal executive offices no later than February 19, 2018, directed to the attention of the Secretary, for consideration for inclusion in our proxy statement and form of proxy relating to that meeting. In connection with next year’s annual meeting, if we do not receive notice of a matter or proposal to be considered by May 5, 2018, then the persons appointed by our board of directors to act as the proxies for such annual meeting (named in the form of proxy) will be allowed to use their discretionary voting authority with respect to any such matter or proposal at the annual meeting if such matter or proposal is raised at that annual meeting. Any such proposals must comply in all respects with the rules and regulations of the SEC.

OTHER MATTERS

Management does not know of any matter to be brought before the meeting other than those referred to above. If any other matter properly comes before the meeting, the persons designated as proxies will vote on each such matter in accordance with their best judgment.

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America’s Car-Mart, Inc.

802 S.E. Plaza Avenue, Suite 200

Bentonville, AR 72712

Important Notice Regarding the Availability of Proxy Materials for the

2017 Annual Meeting of Stockholders to be Held August 2, 2017

Notice of Internet Availability of Proxy Materials

Your name, Account Number and Control Number appear in the upper-left-hand-corner of this Notice for online voting purposes. To vote your shares, please follow the instructions listed below.

The America’s Car-Mart, Inc. 2017 Annual Meeting will be held on August 2, 2017, at 10:00 a.m. local time, at America’s Car-Mart, Inc. principal executive office, 802 Southeast Plaza Avenue, Suite 200, Bentonville, Arkansas 72712.

A description of the matters to be voted on and the recommendations of the Board of Directors of America’s Car-Mart, Inc. regarding these matters, appear on the reverse side of this Notice. Instructions for voting your shares appear below.

This is not a ballot. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

The 2017 Annual Report, the Proxy Statement, and proxy card of America’s Car-Mart, Inc. are available at www.onlineproxyvote.com/CRMT.

If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before July 19, 2017 to facilitate timely delivery.

How to vote online:

Step 1:   Go to www.onlineproxyvote.com/CRMT at any time 24 hours a day.

Step 2:   Login using the Control number located in the top left hand corner of the Notice of Internet Availability of Proxy Materials that you received in the mail to access the Proxy Materials.

Step 3:   Access the proxy voting link within that website to vote your proxy.

How to receive a copy of the proxy materials by mail for this meeting or for future shareholder meetings:

Telephone:   Call the transfer agent of America’s Car-Mart, Inc., Securities Transfer Corporation, at 1-844-230-4626

E-Mail:   Send an e-mail to: car-mart@stctransfer.com with “Proxy Materials Order” in the subject line and in the body of the message include your full name, address, and request.

How to attend the meeting and vote in person:

America’s Car-Mart, Inc.’s 2017 Annual Meeting will be held at on August 2, 2017, at 10:00 a.m. local time, at America’s Car-Mart, Inc. principal executive office, 802 Southeast Plaza Avenue, Suite 200, Bentonville, Arkansas 72712.

If you plan to attend the Annual Meeting, we would appreciate it if you would notify our Investor Relations Manager by telephone at (479) 464-9944 or by e-mail at mandy.french@car-mart.com.  This will assist us with meeting preparations.  You also can obtain directions to the meeting by calling this number. Please bring this notice with you for admission to the meeting.

Proposals to be voted on at America’s Car-Mart, Inc.’s 2017 Annual Meeting are listed on the reverse side along with the recommendations of the Board of Directors of America’s Car-Mart, Inc.

1

Voting Items:

The Board of Directors of America’s Car-Mart, Inc. recommends that you vote FOR ALL NOMINEES listed in Proposal 1.

Proposal 1	To elect seven directors for a term of one year and until their successors are elected and qualified:

	Ray C. Dillon	Robert Cameron Smith
	Daniel J. Englander	Jim von Gremp
	William H. Henderson	Jeffrey A. Williams
Eddie L. Hight

The Board of Directors of America’s Car-Mart, Inc. recommends that you vote FOR Proposals 2 and 4 and for the frequency option of EVERY YEAR on Proposal 3:

Proposal 2	To approve an advisory resolution regarding the Company’s compensation of its named executive officers;

Proposal 3	To determine the frequency with which stockholders will consider and approve an advisory vote on the Company’s compensation of its named executive officers.

Proposal 4	To ratify the selection of Grant Thornton LLP as the independent registered public accounting firm for the fiscal year ending April 30, 2018;

Proposal 5	To conduct such other business as may properly come before the meeting or any adjournments or postponements thereof.

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This proxy is solicited on behalf of the Board of Directors of AMERICA’S CAR-MART, INC.

The undersigned stockholder(s) of America’s Car-Mart, Inc., a Texas corporation, hereby appoints William H. Henderson and Jeffrey A. Williams, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the annual meeting of the stockholders of America’s Car-Mart, Inc. to be held on August 2, 2017 at 10:00 a.m. local time at the Company’s principal executive office, 802 SE Plaza Avenue, Bentonville, AR 72712, to vote the shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

(1)	To elect seven directors for a term of one year and until their successors are elected and qualified:

Ray C. Dillon
	☐ FOR	☐ AGAINST	☐ ABSTAIN

Daniel J. Englander
	☐ FOR	☐ AGAINST	☐ ABSTAIN

William H. Henderson
	☐ FOR	☐ AGAINST	☐ ABSTAIN

Eddie L. Hight
	☐ FOR	☐ AGAINST	☐ ABSTAIN

Robert Cameron Smith
	☐ FOR	☐ AGAINST	☐ ABSTAIN

Jim von Gremp
	☐ FOR	☐ AGAINST	☐ ABSTAIN

Jeffrey A. Williams
	☐ FOR	☐ AGAINST	☐ ABSTAIN

(2)	To approve an advisory resolution regarding the Company’s compensation of its named executive officers.
	☐ FOR	☐ AGAINST	☐ ABSTAIN

(3)	To determine the frequency with which stockholders will consider and approve an advisory vote on the Company’s compensation of its named executive officers.
	☐ EVERY YEAR	☐ 2 YEARS	☐ 3 YEARS	☐ ABSTAIN

(4)	To ratify the selection of Grant Thornton LLP as the independent registered public accounting firm for the fiscal year ending April 30, 2018.
	☐ FOR	☐ AGAINST	☐ ABSTAIN

(5)	To conduct such other business as may properly come before the meeting or any adjournments or postponements thereof.

How to vote online:

Instead of mailing your proxy, you may choose to vote your shares online by following the instructions outlined below. Proxies submitted by the Internet must be received by 8:30 a.m. Central Time on August 2, 2017.

Step 1:	Go to www.onlineproxyvote.com/CRMT at any time 24 hours a day.
Step 2:	Login using the Control number located in the top left hand corner of the Notice of Internet Availability of Proxy Materials that you received in the mail to access the Proxy Materials.
Step 3:	Access the proxy voting link within that website to vote your proxy.

How to vote on this paper form:

PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY. This proxy, when properly executed, will be voted in accordance with directions given by the undersigned stockholder. If no direction is made, it will be voted FOR each of the director nominees, FOR Proposals 2 and 4, EVERY YEAR for Proposal 3, and as the proxies deem advisable on such other matters as may come before the meeting.

Date:
Signature:
Signature:

(This proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

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